SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report: February 16, 2006

Medical Staffing Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-23967	91-2135006
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8150 Leesburg Pike, Suite 1200, Vienna, Virginia	22182
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(703) 641-8890

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 16, 2006, the Circuit Court of Fairfax County, Virginia (the “Court”) entered a Final Order in favor of plaintiff Azmat Ali (the “Plaintiff”) against defendants TeleScience International, Inc. (“TeleScience”), a wholly-owned subsidiary of Medical Staffing Solutions, Inc. (the “Registrant”), Dr. Brajnandan B. Sahay and Mrs. Rupa Sahay (TeleScience, Dr. Sahay and Mrs. Sahay are collectively referred to herein as the “Defendant”), in the matter Azmat Ali v. TeleScience International, Inc., et al. (At Law No. 218574). This matter came to be heard on December 16, 2005, upon the Plaintiff’s motion to set aside the jury verdict entered in favor of the Defendants on November 16, 2005. For reasons set forth in the Court’s Opinion Letter attached hereto as Exhibit 99.1, the Court entered a judgment in favor of the Plaintiff in the amount of $851,875 with interest at twelve percent (12%) from the date of October 16, 2003.

In 2003, the Registrant believed it had settled a claim by the Plaintiff who was a former officer and investor of TeleScience. In satisfaction of that settlement, 2,655,678 restricted shares of Registrant common stock were delivered to Plaintiff in November of 2003. The Plaintiff rejected the share tender and demanded a cash settlement. The Registrant maintains the tender to have been sufficient and binding. The parties engaged in legal proceedings in November 2003 and the case went forward for a jury trial. On November 16, 2005, the jury returned a verdict in favor of TeleScience and at that time the Plaintiff moved the Court to set aside the jury verdict. The motion was set for oral argument for December 16, 2005, and on February 16, 2006 the Court ruled in favor of the Plaintiff. TeleScience intends to vigorously pursue an appeal and move the Court to reconsider the Final Order.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibit No. Description:

Exhibit	Description
99.1	Final Order, dated February 16, 2006, in the matter of Azmat Ali v. TeleScience International, Inc., et al. (At Law No. 218574) in the Circuit Court of Fairfax County, Virginia	Provided herewith
99.2	Opinion Letter, dated February 16, 2006, in the matter of Azmat Ali v. TeleScience International, Inc., et al. (At Law No. 218574) in the Circuit Court of Fairfax County, Virginia	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL STAFFING SOLUTIONS, INC.

Date: March 6, 2006	By: /s/ Dr. Brajnandan B. Sahay
Name: Dr. Brajnandan B. Sahay
Title: President